EXHIBIT 23.1

CONSENT OF STEPHEN P. ANTONY

I consent to the inclusion in the Quarterly Reports on Form 10-Q of Energy Fuels Inc. (the “Company”) for the quarters ended March 31, 2017 and June 30, 2017 (collectively, the “Quarterly Reports”) of technical disclosure regarding the properties of the Company (the “Technical Information”) and of references to my name with respect to the Technical Information being filed with the United States Securities and Exchange Commission (the “SEC”) under cover of Form 10-Q.

I also consent to the filing of this consent under cover of Form 10-Q with the SEC and of the incorporation by reference of this consent and the Technical Information into the Company’s Registration Statement on Form S-3 (No. 333-210782), as amended, filed with the SEC.

__/s/ Stephen P. Antony_______________
Name: Stephen P. Antony, P.E.
Title: Chief Executive Officer,
Energy Fuels Inc.

Date: August 3, 2017